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                                                                      Exhibit 99


                    ClearBlue Technologies Acquires Majority
                           Position in NaviSite, Inc.


          HP Financial Services and CMGI Take Minority Positions in CBT


ANDOVER, Mass., September 11, 2002 - Today NaviSite, Inc. (NASDAQ: NAVI), a provider of Always On Managed HostingSM services, announced that ClearBlue Technologies, Inc. (CBT), a privately-held provider of outsourced IT managed services, has become its strategic partner and majority owner.

Under the terms of the agreement among CBT, CMGI and HP Financial Services
(HPFS), CBT has acquired HPFS' $55 million convertible debt position and 3.2 million shares of NaviSite common stock and CMGI Inc.'s 76 percent equity share, warrants for 5.2 million shares of common stock exercisable at between $5.77 and $6.92 per share and a $10 million convertible note in NaviSite. As a result, CBT will own 79 percent of NaviSite's current equity and 94 percent on a fully converted basis. Both HP and CMGI have taken minority equity positions in CBT. NaviSite will continue to be traded on NASDAQ.

"As the market consolidates, we believe NaviSite is well positioned to extend its leadership position. NaviSite's brand, success, operational excellence and extensive experience in delivering mission critical managed hosting, provides a key strategic platform for CBT to continue to build a strong presence in the marketplace," said Andy Ruhan, CEO of CBT.

"By combining NaviSite's high quality service delivery with CBT's resources, this transaction creates a full-service eServices company for customers and prospects," said Tricia Gilligan, CEO of NaviSite. "By adding CBT's affiliated company offerings, NaviSite is now positioned to provide Always On Managed Hosting for enterprise-class solutions on a nation-wide basis."

As part of this transaction, HPFS, a wholly owned subsidiary of HP, will take an active equity role and a board position in CBT. Building on its long-standing relationship with NaviSite, this transaction is expected to strengthen the joint sales and marketing activities formalized in a strategic alliance agreement signed between HP and NaviSite in April 2002.

"We see the managed hosting market growing," said Irv Rothman, CEO and President of HPFS. "This transaction is a positive move for HPFS as we move from a debt holder, to partner."

In connection with this transaction, two principals of CBT, Mr. Ruhan and Arthur Becker, CBT's Vice Chairman, will be elected to the Navisite Board of Directors. Mr. Ruhan is an experienced private technology investor and a founder of a number of successful managed services companies operating in Europe. He formed Atlantic Investors with Mr. Becker as a fund focused on investing in electronic commerce and telecommunications companies. Mr. Becker is also a private investor and since 1999, he has been a managing Member of Madison Technologies LLC, a fund that is focused on investing in electronic commerce and telecommunications companies.

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About ClearBlue Technologies, Inc.

ClearBlue Technologies Inc. is a privately held managed service provider based in San Francisco, California. Through its broad portfolio of carrier-neutral data centers in the US and UK, the company provides a comprehensive and fully integrated suite of hosting, managed services, IT security and professional services, designing, building, supporting and managing online operations for mid-sized to large enterprises and government agencies.

CBT was formed in September 2001 with the acquisition of the data centers and customer contracts from the bankruptcy estate of the former Colo.com. In June 2002, CBT acquired the professional services, web hosting and managed services business from the bankruptcy estate of Applied Theory, Inc.

For additional information about the company, visit www.clearblue.com

About NaviSite, Inc.

NaviSite, Inc., a leader in "Always On Managed HostingSM" for companies conducting mission-critical business on the Internet, including enterprises and other businesses deploying Internet applications. The Company's goal is to help customers focus on their core competencies by outsourcing the management and hosting of their Web operations and applications, allowing customers to fundamentally improve the ROI of their web operations.

NaviSite's solutions provide secure, reliable, co-location and high-performance hosting services, including high-performance Internet access, and high-availability server management solutions through load balancing, clustering, mirroring and storage services. In addition, NaviSite's enhanced management services, beyond basic co-location and hosting, are designed to meet the expanding needs of businesses as their Web sites and Internet applications become more complex and as their needs for outsourcing all aspects of their online businesses intensify. The Company's application services, which include application hosting and management, provide cost-effective access to, as well as rapid deployment and reliable operation of, business-critical applications. For more information about NaviSite, please visit www.navisite.com or by phone on the East Coast call 888-298-8222, on the West Coast call 888-755-5525. NaviSite is headquartered at 400 Minuteman Road, Andover, MA 01810.

This release contains forward-looking statements which address a variety of subjects, including the expected benefits and synergies between ClearBlue and NaviSite and the strengthening of joint sales and marketing activities between NaviSite and HP. The following important factors and uncertainties, among others, could affect NaviSite's ability to achieve such expected synergies and benefits: NaviSite may experience difficulties integrating technologies, operations and personnel of ClearBlue; NaviSite's products, technologies and resources may not successfully interoperate with the technology, resources and/or applications of third parties; domestic demand for NaviSite's products and services in the enterprise and other sectors may not grow as fast as expected and international demand and/or business model may not materialize; increased competition and technological changes in the markets in which NaviSite competes; and possible failure of new and existing internal and external products and systems or internal infrastructure, streamOS and/or CDNs. NaviSite's ability to achieve expected synergies and benefits with ClearBlue and HP could also be affected by changes in a number of competitive market factors, changes in or an inability to execute NaviSite's business strategy, unanticipated changes in the hosting industry, the economy in general and changes in the use of the Internet. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K and the most recent Quarterly Report on Form 10-Q. NaviSite disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in NaviSite expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.

Contacts:
Leanne Agurkis                              Denise Maher
Blanc and Otus                              NaviSite
407-971-1197                                978-946-7805
lagurkis@blancandotus.com                   dmaher@navisite.com